SCHEDULE 14A

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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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FEDERAL SIGNAL CORPORATION

(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1)    The following is the text of a press release issued April 27, 2009 by Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow (together the “Kanders Group”):

PRESS RELEASE

KANDERS GROUP ANNOUNCES WITHDRAWAL OF SLATE OF NOMINEES FOR ELECTION TO FEDERAL SIGNAL BOARD

Kanders Urges Board of Directors and Management to Fulfill their Commitments to Shareholders to Improve Financial Performance and Increase Shareholder Value

Stamford, CT, April 27, 2009 -- Warren B. Kanders, together with Steven R. Gerbsman and Nicholas Sokolow (together the “Kanders Group”), announced today that they have notified Federal Signal Corporation (“Federal Signal” or the “Company”) (NYSE: FSS) that they are withdrawing their slate of three director nominees for election to the Board of Directors at the Company’s 2009 annual meeting of stockholders on April 29, 2009.

Commenting on the proxy contest, Mr. Kanders stated: “We began this proxy contest to bring increased accountability and transparency to the Board of Directors of Federal Signal, and we are gratified that our campaign has already brought about meaningful change, including the resignation of Chairman James C. Janning, a renewed focus on the strategic plan of the Company aimed at creating shareholder value, and proposed changes in compensation that align pay with performance.”

Mr. Kanders continued, “A significant driver of our campaign was to influence this Board of Directors in setting a high bar for the Company, its management, and the Board itself. This includes goals such as achieving $2.0 billion in revenues in the next five years through organic growth and acquisitions, top quartile performance compared to its peers in operating metrics, returns on invested capital, and total shareholder return, as well as eliminating compensation practices that Glass Lewis & Co. recently indicated ‘leave much to be desired’.”

Mr. Kanders concluded: “We appreciate the significant support we received over the past few months from the Company’s employees and shareholders, particularly a number of the Company’s largest, long-term, actively managed institutional shareholders. We hope and expect that management and the Board of Directors will fulfill their recent commitments to shareholders to improve the Company’s financial performance and increase shareholder value.”

The Kanders Group does not intend to vote any proxies they have previously received at the 2009 annual meeting of stockholders.

Source:	Warren B. Kanders
Contact:	Warren B. Kanders
1-203-552-9600
wbkanders@kanders.com

2)    The following is the text of the April 24, 2009 letter from the Kanders Group to Federal Signal Corporation:

Warren B. Kanders
One Landmark Square – 22nd Floor
Stamford, Connecticut 06901
Tel.: (203) 552-9600
Fax: (203) 552-9607

WBKanders@Kanders.com

April 24, 2009

Board of Directors
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523

Attention:	Jennifer Sherman, Esq.
Corporate Secretary

Ladies and Gentleman:

     As a significant and long term shareholder of Federal Signal Corporation, I have sought over the past year to bring increased transparency, discipline and accountability to the Board of Directors and management of the Company. We are pleased that our efforts have resulted in significant positive changes to the composition of the Board -- including the resignation of James C. Janning – the Board’s pledge to better align its executive compensation programs with objective financial performance – including eliminating tax gross-ups – and its announced commitment to refocus the Company’s business plan to improve shareholder value.

      I and my fellow nominees are extremely grateful for the strong support and encouragement we have received from many of the Company’s employees and shareholders, particularly a number of its largest, long-term, actively managed institutional shareholders. However, the reports issued by several proxy advisory firms, while acknowledging the legitimacy of our concerns over the Company’s poor financial performance over the past five years, nonetheless recommended that shareholders support the Board’s nominees at the Company’s 2009 annual meeting of shareholders. We have therefore determined that it would be in the best interest of the Company that we withdraw as candidates for election to the Board.

      Our nominees have set a high bar for the Board and the Company. We hope that Mr. Osborne and his management team can cross it by fulfilling the commitments he and the Board have made to the Company’s shareholders to improve the Company’s financial performance and to increase shareholder value.

Very truly yours,

/s/ Warren B. Kanders
Warren B. Kanders